Exhibit 99.1

CARTICA ACQUISITION CORP

AUDIT COMMITTEE CHARTER

I.	Purpose

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Cartica Acquisition Corp, a Cayman Islands exempted company (the “Company”), shall provide assistance to the Board in fulfilling its legal and fiduciary obligations to oversee:

(a) the integrity of the financial statements and other financial information provided by the Company to its shareholders, the public, any stock exchange and others;

(b) the Company’s compliance with legal and regulatory requirements;

(c) the qualifications and independence of the Company’s independent registered public accounting firm;

(d) the performance of the Company’s internal audit function and its system of internal controls and independent registered public accounting firm, and

(e) such other matters as are assigned to the Committee by the Board pursuant to this Charter or as mandated under applicable laws, rules and regulations (including the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended (the “Exchange Act”)) as well as listing standards of the Nasdaq Global Market (together, the “Applicable Requirements”).

Although the Committee has the powers and responsibilities set forth in this Charter, the role of the Committee is oversight. The members of the Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Committee to conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with Generally Accepted Accounting Principles (“GAAP”) and other Applicable Requirements. These are the responsibilities of management and the Company’s independent registered public accounting firm.

II.	Organization

The Committee shall consist of three or more directors, each of whom shall satisfy the independence, financial literacy, and other qualifications required by the Company’s corporate governance guidelines, Section 10A-3 of the Exchange Act and any other Applicable Requirements, subject to any phase-in periods or cure periods permitted by Rule 10A-3(b)(1)(iv)(A) under the Exchange Act and other Applicable Requirements. At least one member of the Committee shall be an “audit committee financial expert” (as defined by the SEC). Determinations of independence, financial literacy, experience and expertise shall be made by the Board as the Board interprets such qualifications in its business judgment.

No Committee member shall simultaneously serve on the audit committees of more than two other public companies unless the Board determines that such simultaneous service does not impair the ability of such member to effectively serve on the Committee and such determination is disclosed in accordance with the Applicable Requirements.

Members of the Committee shall be appointed by the Board. Members of the Committee may be removed at any time by action of the Board; provided, however, that if removing a member or members of the Committee would cause the Committee to have fewer than three members, then the Board must at the same time appoint enough additional members to the Committee so that the Committee will have at least three qualified members. The Committee’s chairperson shall be designated by the Board or, if not so designated, the members of the Committee shall elect a chairperson by a vote of the majority of the full Committee.

The Committee may form and delegate authority to subcommittees from time to time as it sees fit, provided that the subcommittees are composed entirely of directors who satisfy the applicable independence requirements of the Company’s corporate governance guidelines and the Applicable Requirements.

III.	Meetings

The Committee shall meet at least four times per year on a quarterly basis, or more frequently as required. Meetings shall be called by the chairperson of the Committee or, if there is no chairperson, by a majority of the members of the Committee. Meetings may be held telephonically or by other electronic means to the extent permitted by the Company’s organizational documents and applicable law. Committee actions may be taken by unanimous written consent.

The Committee shall also meet periodically with management, the chief internal auditor and the Company’s independent registered public accounting firm in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

The Committee shall maintain minutes of its meetings and records relating to those meetings.

IV.	Authority and Responsibilities

In fulfilling its duties and responsibilities hereunder, the Committee will be entitled to rely reasonably on (a) the integrity of those persons within the Company and the professionals and experts (such as the Company’s independent registered public accounting firm) from whom it receives information, (b) the accuracy of the financial and other information provided to the Committee by such persons and (c) representations made by the Company’s independent registered public accounting firm as to any services provided by such firm to the Company.

To fulfill its responsibilities, the Committee shall:

With respect to the engagement of the Company’s independent and other independent registered public accounting firms:

1.	Be directly responsible for (a) the appointment, compensation, retention, replacement, and oversight of the work of any independent registered public accounting firm engaged by the Company (including for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services or other work for the Company), and (b) the resolution of any disagreements between management and any such firm regarding financial reporting.

2.	Have the sole authority to review in advance, and pre-approve (which may be pursuant to pre-approval policies and procedures) all audit or non-audit services to be provided by the Company’s independent or other auditors as permitted by Section 10A of the Exchange Act, to establish pre-approval policies and procedures, and to approve all related fees and other terms of engagement. The Committee shall also review and approve disclosures required to be included by the Company in periodic reports filed with the Securities and Exchange Commission (the “SEC”) under Section 13(a) of the Exchange Act with respect to audit and non-audit services.

3.	At least annually, obtain and review a formal written report from the Company’s independent registered public accounting firm (a) describing such firm’s internal quality control procedures, (b) describing any material issues raised by the most recent internal quality control review, peer review or Public Company Accounting Oversight Board (“PCAOB”) review or inspection of such firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by such firm, and any steps taken to deal with any such issues, and (c) assessing such firm’s independence, including delineating all relationships and engagements that may reasonably be thought to bear on the independence of the registered public accounting firm, including those between the registered public accounting firm and the Company. The Committee shall discuss this report with the Company’s independent registered public accounting firm and shall take appropriate action to ensure the independence of the independent registered public accounting firm and to address any other matters based on such report.

4.	Confirm that the “lead partner,” the “concurring partner” and the other “audit partner” rotation requirements under the Applicable Requirements, including Regulation S-X have been complied with and set clear policies for audit partner rotation in compliance with applicable laws and regulations.

5.	Review, at least annually, all reports and communications required to be submitted by the Company’s independent registered public accounting firm to the Committee under Section 10A of the Securities Exchange Act and other Applicable Requirements. Such reports should describe (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and the Company to assess the independent registered public accounting firm’s independence.

6.	At least annually, evaluate the performance of the Company’s independent registered public accounting firm, including the lead audit partner. In making its evaluation, the Committee should take into account the opinions of management and the internal audit group.

7.	Review and discuss with the Company’s independent registered public accounting firm all relationships the independent registered public accounting firm has with the Company and evaluate the independent registered public accounting firm’s continued independence.

8.	Determine the Company’s hiring policies regarding partners, employees and former partners and employees of the Company’s independent registered public accounting firm.

With respect to the Company’s financial statements and other financial reporting:

9.	Review and discuss the Company’s annual audited and quarterly unaudited financial statements with management (including the Company’s internal audit group) and the Company’s independent registered public accounting firm, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to be included in the Company’s annual report on Form 10-K or quarterly reports on Form 10-Q.

10.	Recommend to the Board whether the Company’s annual audited financial statements should be included in the Company’s annual report for filing with the SEC and timely prepare the report required by the SEC to be included in the Company’s annual proxy statement, if applicable, and any other reports of the Committee required by any Applicable Requirement.

11.	Review and discuss with management and the Company’s independent registered public accounting firm (a) major issues regarding, or significant changes in, the Company’s accounting principles and financial statement presentations, (b) analyses prepared by management or the Company’s independent registered public accounting firm concerning significant financial reporting issues and judgments made in connection with the preparation of the financial statements, (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company, and (d) the type and presentation of information to be included in earnings press releases and any financial information and earnings guidance provided to analysts and rating agencies.

12.	Prior to the filing of any audited financial statements with the SEC, review with management and the Company’s independent registered public accounting firm (a) all critical accounting policies and practices used by the Company, (b) all alternative accounting treatments of financial information reported in GAAP related to material items that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the Company’s independent registered public accounting firm, (c) any reports or communications (and management’s responses thereto) submitted to the Committee by the Company’s independent registered public accounting firm in accordance with PCAOB Auditing Standard No. 16, Communications with Audit Committees, as amended or supplemented, and (d) any other material written communications between the Company’s independent registered public accounting firm and management.

13.	Periodically review separately with each of management, the Company’s independent registered public accounting firm and the internal audit group (a) any significant disagreement between management and the Company’s independent registered public accounting firm or the internal audit group in connection with the preparation of the financial statements, (b) any audit problems or difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information, and (c) management’s response to each. The Committee shall discuss with the independent registered public accounting firm material issues on which the national office of the independent registered public accounting firm was consulted by the Company’s audit team.

14.	Periodically discuss with the Company’s independent registered public accounting firm, without management being present, (a) their judgment about the quality, integrity and appropriateness of the Company’s accounting principles and financial disclosure practices as applied in its financial reporting and (b) the completeness and accuracy of the Company’s financial statements.

15.	Review and discuss with management the Company’s earnings press releases, including the use of non-GAAP financial measures and other “pro forma” or “adjusted” presentations, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be general (consisting of discussing the types of information to be disclosed and the types of presentations to be made), and each earnings release or each instance in which the Company provides earnings guidance need not be discussed in advance.

16.	Review and discuss with management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons.

17.	Review and approve the Company’s decision to enter into swaps and other derivatives transactions that are exempt from exchange-execution and clearing under “end-user exception” regulations established by the Commodity Futures Trading Commission; and review and approve the Company’s policies governing the Company’s use of swaps and other derivatives transactions subject to the end- user exception.

18.	Review and discuss with management and the internal audit group the Company’s major financial risk exposures and management’s risk assessment and risk management policies.

With respect to the internal audit function and internal controls:

19.	Review, based on the recommendation of the Company’s independent registered public accounting firm and the person responsible for the Company’s internal audit group, the scope and plan of the work to be done by the internal audit group and the responsibilities, budget, audit plan, activities, organizational structure and staffing of the internal audit group as needed.

20.	Receive reports from the internal audit group on the status of significant findings and recommendations, and management’s responses.

21.	Review on an annual basis the performance of the internal audit group.

22.	In consultation with the Company’s management, independent registered public accounting firm and the internal audit group, review the adequacy of the Company’s internal controls, disclosure processes and its procedures designed to ensure compliance with laws and regulations, and any special audit steps adopted in light of material control deficiencies.

23.	Review (a) the internal control report prepared by management, including management’s assessment of the effectiveness of the Company’s internal control over financial reporting and (b) the Company’s independent registered public accounting firm’s attestation, and report, on the assessment made by management, in each case, as and when required by Section 404 of the Sarbanes-Oxley Act of 2002. Discuss with management, the internal audit group and the independent registered public accounting firm any changes in internal control over financial reporting disclosed or considered for disclosure in the Company’s periodic filings with the SEC.

24.	Review with management and the Company’s independent registered public accounting firm any reports or disclosure submitted by management to the Committee as contemplated by the certifications required under Section 302 of the Sarbanes-Oxley Act of 2002.

25.	Review with management any management letters and the steps management intends to take to address the issues raised by those letters.

With respect to the Company’s compliance programs:

26.	Monitor compliance with the Company’s Code of Conduct and Ethics, and oversee, review and discuss with management, at least annually, the implementation and effectiveness of the Company’s compliance and ethics programs. Review and take appropriate action with respect to any reports to the Committee from legal counsel for the Company concerning any material violation of securities law or breach of fiduciary duty or similar violation by the Company, its subsidiaries or any person acting on their behalf. As appropriate, the Committee shall report and make recommendations to the Board with respect to these matters.

27.	Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company or any subsidiary or affiliate of the Company whose financial information is included in the Company’s financial statements of concerns regarding questionable accounting or auditing matters.

28.	Review and approve (a) any amendment to or waiver from the Company’s code of ethics for the chief executive officer and senior financial officers and (b) any public disclosure made regarding such change or waiver and advise the Board with respect to the Company’s policies and procedures regarding compliance with the Company’s Code of Business Conduct and Ethics.

29.	Develop and recommend to the Board for approval policies and procedures for the review, approval or ratification of related person transactions required to be disclosed pursuant to Item 404 of Regulation S-K, as may be amended from time to time, and any other applicable requirements (the “Related Party Transactions Policy”). Review the Related Party Transactions Policy at least annually and recommend to the Board for approval any changes to the Policy. Oversee the implementation of and compliance with the Related Party Transactions Policy, including reviewing, approving or ratifying related person transactions, as appropriate pursuant to the Related Party Transactions Policy.

30.	Review with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

With respect to the Committee’s other authorities and responsibilities:

31.	Review and assess annually its own performance and the adequacy of this Charter and recommend to the Board any changes to this Charter deemed appropriate by the Committee.

32.

Monitor compliance on a quarterly basis with the terms of the initial public offering of units made by the Company and, if any noncompliance is identified, immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the terms of such offering.

33.

Review and approve all payments made to the initial shareholders, executive officers or directors and their respective affiliates. Any payments made to members of the Committee will be reviewed and approved by the Board, with the interested director or directors abstaining from such review and approval.

34.	Report regularly to the Board.

35.	Perform any other activities consistent with this Charter, the Company’s organizational documents, as required under the Applicable Requirements or as the Committee or the Board otherwise deems necessary or appropriate.

V.	Resources

The Committee shall have the authority to retain or terminate, at its sole discretion, independent legal, accounting and other advisors, consultants or professionals (collectively, “Advisors”) to assist the Committee in its responsibilities and shall be directly responsible for overseeing the work of such Advisors. The chairperson of the Committee, at the request of any member of the Committee, may request any officer, employee or advisor of the Company or the Company’s independent registered public accounting firm to attend a meeting of the Committee or otherwise respond to Committee requests.

The Committee shall have the sole authority to determine the terms of engagement and the extent of funding necessary (and to be provided by the Company) for payment of (a) compensation to the Company’s independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, (b) any compensation to any Advisors retained to advise the Committee and (c) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.